UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BT Group plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BT Centre, 81 Newgate Street

London, England EC1A 7AJ

(Address of Principal Executive Offices) (Zip Code)

The BT Group Employee Stock Purchase Plan

(Full title of the plan)

BT Americas Inc.

Cypress Waters Blvd

Suite 200

8951 Cypress Waters Blvd

Dallas

Texas 75019

United States

FAO: Richard Nohe, Legal Director and General Counsel, Americas

(Name and address of agent for service)

(972) 830-8100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

DEREGISTRATION OF UNSOLD SECURITIES

BT Group plc (the “Registrant”) hereby amends its registration statement on Form S-8 filed with the Commission on December 16, 2005 (File No. 333-130371), by filing this Post-Effective Amendment No. 1 (together, the “Registration Statement”).

On August 14, 2019, the Registrant announced its intention to terminate its reporting obligations under sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, in respect of its ordinary shares and American Depositary Shares and to remove from registration the equity securities registered on the Registration Statement.

As a result, and in accordance with an undertaking made by the Registrant in the Registration Statement, the Registrant hereby terminates the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on September 24, 2020.

BT Group plc

/s/ Pritti Patel
Name:	Pritti Patel
Title:	Interim General Counsel Company Secretarial

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement in the capacity of the duly authorized representative of BT Group plc in the United States.

/s/ Richard Nohe
Name:	Richard Nohe
Title:	Legal Director and General Counsel, Americas

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.